Cooper Standard Reports Robust Operating Performance and
Significant Margin Improvement in the First Quarter of 2025

NORTHVILLE, Mich., May 1, 2025 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the first quarter 2025.

First Quarter 2025 Highlights
•Gross profit of $77.2 million, an increase of 25.2% vs. the first quarter of 2024
•Operating income of $22.3 million, an increase of 539.2% vs. the first quarter of 2024
•Net income of $1.6 million, or $0.09 per diluted share, an increase of $33.2 million vs. the first quarter of 2024
•Adjusted net income of $3.5 million, or $0.19 per diluted share, an increase of $34.1 million vs. the first quarter of 2024
•Adjusted EBITDA of $58.7 million, or 8.8% of sales, an increase of $29.4 million vs. the first quarter of 2024

“Our operating performance in the first quarter was outstanding,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “Our global team is successfully executing our strategy to deliver increasing value to all our stakeholders through improved operating efficiencies, driving innovation, and delivering world-class quality and service. Despite current market turbulence, we are confident that we can continue to improve our business and our results as we execute our plans and remain focused on the aspects of our business that are within our control.”

Consolidated Results

	Three Months Ended March 31,
	2025	2024
	(Dollar amounts in millions except per share amounts)
Sales	$667.1	$676.4
Net income (loss)	$1.6	$(31.7)
Adjusted net income (loss)	$3.5	$(30.6)
Income (loss) per diluted share	$0.09	$(1.81)
Adjusted income (loss) per diluted share	$0.19	$(1.75)
Adjusted EBITDA	$58.7	$29.3
Sales declined by 1.4% in the first quarter due primarily to foreign exchange headwinds, partially offset by positive volume and mix, including net customer price adjustments.

Net income for the first quarter 2025 was $1.6 million, including restructuring charges of $2.1 million and other special items. Net loss for the first quarter 2024 was $31.7 million, including restructuring charges of $1.1 million and other special items. Excluding these special items and their related tax impact, adjusted net income was $3.5 million in the first quarter 2025 compared to adjusted net loss of $30.6 million in the first quarter of 2024, or an increase of $34.1 million. The year-over-year improvement was primarily driven by increased manufacturing and purchasing efficiency, the timing of certain royalty payments, and lower SGA&E expense, partially offset by ongoing general inflation.

Adjusted EBITDA for the first quarter of 2025 was $58.7 million compared to $29.3 million in the first quarter of 2024. The year-over-year change was primarily due to increased manufacturing and purchasing efficiency, the timing of certain royalty payments, and lower SGA&E expense, partially offset by ongoing general inflation.

Adjusted net income (loss), adjusted EBITDA and adjusted income (loss) per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its OEM customers and capitalize on positive trends associated with hybrid and battery electric vehicles. During the first quarter of 2025, the Company received net new business awards totaling $55.0 million in anticipated future annualized sales, primarily related to awards on battery electric vehicle and hybrid vehicle platforms.

Segment Results of Operations

Sales

	Three Months Ended March 31,			Variance Due To:
	2025	2024	Change	Volume/Mix*	Foreign Exchange
	(Dollar amounts in thousands)
Sales to external customers
Sealing systems	$344,311	$351,279	$(6,968)	$3,767	$(10,735)
Fluid handling systems	303,998	305,515	(1,517)	2,840	(4,357)
Total for reportable segments	$648,309	$656,794	$(8,485)	$6,607	$(15,092)
Corporate, eliminations and other	18,760	19,631	(871)	(871)	—
Consolidated	$667,069	$676,425	$(9,356)	$5,736	$(15,092)
* Net of customer price adjustments, including recoveries.

Adjusted EBITDA

	Three Months Ended March 31,			Variance Due To:
	2025	2024	Change	Volume/Mix*	Foreign Exchange	Cost Decreases/(Increases)**
	(Dollar amounts in thousands)
Segment adjusted EBITDA
Sealing systems	$32,312	$21,371	$10,941	$(332)	$(2,146)	$13,419
Fluid handling systems	20,982	10,982	10,000	837	6,715	2,448
Total for reportable segments	$53,294	$32,353	$20,941	$505	$4,569	$15,867
Corporate, eliminations and other	5,421	(3,005)	8,426	(314)	(2,476)	11,353
Consolidated	$58,715	$29,348	$29,367	$191	$2,093	$27,220
* Net of customer price adjustments, including recoveries.
** Net of savings from 2024 restructuring initiatives.

Additional detail on our quarterly segment variance analyses is available in our periodic filings with the Securities and Exchange Commission.

Cash and Liquidity

As of March 31, 2025, Cooper Standard had cash and cash equivalents totaling $140.4 million. Total liquidity, including availability under the Company's amended senior asset-based revolving credit facility, was $300.1 million at the end of the first quarter of 2025.

Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

Outlook

Our industry and, indeed, the global economy is facing unprecedented uncertainty due to changing trade and tariff policies being implemented or considered by the governments of the United States and other nations. Despite this trade-related uncertainty, the Company believes that the underlying demand for new light vehicle production in its key operating regions remains strong, supported by the age of the existing fleet, increasing population, increasing numbers of newly licensed drivers, and declining vehicle inventories. The Company believes it is well-positioned to manage through tariffs that may be imposed on the products it ships across borders, primarily in North America, but acknowledges that overall light vehicle production volumes may be impacted by changing trade policies. While the uncertainty related to trade and tariff policies make forecasting difficult in the near term, the Company remains confident that the continuing successful execution of its plans and strategies will drive increasing profit margins and returns on invested capital over time as markets stabilize.

Conference Call Details

Cooper Standard management will host a conference call and webcast on May 2, 2025 at 9 a.m. ET to discuss its first quarter 2025 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 800-836-8184 (international callers dial 646-357-8785) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 20 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,000 team members (including contingent workers) are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn, X, Facebook, Instagram or YouTube.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts and disruptions related to the wars in Ukraine and the Middle East; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; significant costs related to manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the potential impact of any future public health events on our financial condition and results of operations; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations.; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended March 31,
	2025	2024
Sales	$667,069	$676,425
Cost of products sold	589,891	614,782
Gross profit	77,178	61,643
Selling, administration & engineering expenses	51,191	55,366
Amortization of intangibles	1,612	1,661
Restructuring charges	2,111	1,133
Operating income	22,264	3,483
Interest expense, net of interest income	(28,619)	(29,281)
Equity in earnings of affiliates	1,776	2,270
Other income (expense), net	8,884	(3,649)
Income (loss) before income taxes	4,305	(27,177)
Income tax expense	2,703	4,131
Net income (loss)	1,602	(31,308)
Net income attributable to noncontrolling interests	(50)	(352)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$1,552	$(31,660)

Weighted average shares outstanding:
Basic	17,712,568	17,462,136
Diluted	17,911,855	17,462,136

Income (loss) per share:
Basic	$0.09	$(1.81)
Diluted	$0.09	$(1.81)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$140,368	$170,035
Accounts receivable, net	357,489	310,738
Tooling receivable, net	71,603	69,204
Inventories	172,957	142,401
Prepaid expenses	25,189	25,833
Value added tax receivable	55,772	45,120
Other current assets	55,867	41,925
Total current assets	879,245	805,256
Property, plant and equipment, net	531,991	539,201
Operating lease right-of-use assets, net	87,721	87,292
Goodwill	140,445	140,443
Intangible assets, net	33,374	33,805
Other assets	127,306	127,068
Total assets	$1,800,082	$1,733,065

Liabilities and Equity
Current liabilities:
Debt payable within one year	$42,501	$42,428
Accounts payable	348,475	295,178
Payroll liabilities	95,844	103,701
Accrued interest	32,077	5,115
Accrued liabilities	99,043	111,502
Current operating lease liabilities	19,173	18,859
Total current liabilities	637,113	576,783
Long-term debt	1,058,460	1,057,839
Pension benefits	92,494	89,253
Postretirement benefits other than pensions	26,015	26,336
Long-term operating lease liabilities	71,740	71,907
Other liabilities	36,562	44,317
Total liabilities	1,922,384	1,866,435
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,613,956 shares issued and 17,548,147 shares outstanding as of March 31, 2025, and 19,392,340 shares issued and 17,326,531 shares outstanding as of December 31, 2024	17	17
Additional paid-in capital	518,088	518,208
Retained deficit	(469,010)	(470,562)
Accumulated other comprehensive loss	(163,803)	(173,432)
Total Cooper-Standard Holdings Inc. equity	(114,708)	(125,769)
Noncontrolling interests	(7,594)	(7,601)
Total equity	(122,302)	(133,370)
Total liabilities and equity	$1,800,082	$1,733,065

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2025	2024
Operating activities:
Net income (loss)	$1,602	$(31,308)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	22,216	24,802
Amortization of intangibles	1,612	1,661
Share-based compensation expense	2,199	2,700
Equity in losses (earnings) of affiliates, net of dividends related to earnings	193	(693)
Payment-in-kind interest	—	6,787
Deferred income taxes	3,929	(317)
Other	1,257	1,233
Changes in operating assets and liabilities	(47,859)	(19,064)
Net cash used in operating activities	(14,851)	(14,199)
Investing activities:
Capital expenditures	(17,543)	(16,834)
Proceeds from sale of businesses	2,377	—
Other	12	165
Net cash used in investing activities	(15,154)	(16,669)
Financing activities:
Principal payments on long-term debt	(763)	(657)
Taxes withheld and paid on employees' share-based payment awards	(1,678)	(549)
Other	(22)	(5)
Net cash used in financing activities	(2,463)	(1,211)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	2,121	(3,855)
Changes in cash, cash equivalents and restricted cash	(30,347)	(35,934)
Cash, cash equivalents and restricted cash at beginning of period	178,697	163,061
Cash, cash equivalents and restricted cash at end of period	$148,350	$127,127

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheets:
	Balance as of
	March 31, 2025	December 31, 2024
Cash and cash equivalents	$140,368	$170,035
Restricted cash included in other current assets	7,048	7,590
Restricted cash included in other assets	934	1,072
Total cash, cash equivalents and restricted cash	$148,350	$178,697

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net income (loss):

	Three Months Ended March 31,
	2025	2024
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$1,552	$(31,660)
Income tax expense	2,703	4,131
Interest expense, net of interest income	28,619	29,281
Depreciation and amortization	23,828	26,463
EBITDA	$56,702	$28,215
Restructuring charges	2,111	1,133
Gain on sale of businesses, net (1)	(98)	—
Adjusted EBITDA	$58,715	$29,348

Sales	$667,069	$676,425
Net income (loss) margin	0.2%	(4.7)%
Adjusted EBITDA margin	8.8%	4.3%
(1)Gain on sale of businesses related to divestiture in 2024.

Adjusted Net Income (Loss) and Adjusted Income (Loss) Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

The following table provides a reconciliation of net income (loss) to adjusted net income (loss) and the respective income (loss) per share amounts:

	Three Months Ended March 31,
	2025	2024
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$1,552	$(31,660)
Restructuring charges	2,111	1,133
Gain on sale of businesses, net (1)	(98)	—
Tax impact of adjusting items (2)	(111)	(75)
Adjusted net income (loss)	$3,454	$(30,602)

Weighted average shares outstanding:
Basic	17,712,568	17,462,136
Diluted	17,911,855	17,462,136

Income (loss) per share:
Basic	$0.09	$(1.81)
Diluted	$0.09	$(1.81)

Adjusted income (loss) per share:
Basic	$0.20	$(1.75)
Diluted	$0.19	$(1.75)
(1)Gain on sale of businesses related to divestiture in 2024.
(2)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)

The following table defines free cash flow:

	Three Months Ended March 31,
	2025	2024
Net cash used in operating activities	$(14,851)	$(14,199)
Capital expenditures	(17,543)	(16,834)
Free cash flow	$(32,394)	$(31,033)